3: AMERICAN

Exhibit 99.1

American Financial Group Reports Investments in

Certain Securities and Reaffirms 2008 Earnings Guidance

Cincinnati, Ohio - September 19, 2008 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) today released information regarding its exposure to certain credit impacted securities listed in the table below in response to continued volatility in global credit markets.

During the third quarter (through September 18, 2008), AFG incurred net, after-tax losses on securities totaling $5 million. Based on current market values the securities in the table below have an unrealized loss of approximately $0.30 per share, after tax.

Aggregate Amortized Cost as of 9/18/08

(Dollars in millions)

	Senior		Sub	Jr. Sub	Preferred	Common
	Debt	GICs	Debt	Debt	Stock	Stock

Fannie Mae	*	-	*	-	$ 1.3	-
Freddie Mac	*	-	-	-	$ 1.1	-
Lehman	$ 11.2	-	-	-	$ 0.7	-
AIG
Holding Companies	$ 0.7	-	-	$ 1.8	-	-
Subsidiary Companies	$ 56.4	$ 11.3	-	$ 3.0	$ 5.0	-
Washington Mutual
Holding Company	$ 6.4	-	-	-	$ 3.3	-
Subsidiary Companies	-	-	$ 34.0	-	-

* We hold $63 million and $65 million, respectively, of Senior Notes of Fannie Mae and Freddie Mac as of September 18, 2008. We also hold $1 million of Fannie Mae Subordinated Debt. These securities are trading at approximately their amortized cost.

S. Craig Lindner and Carl Lindner III, Co-Chief Executive Officers stated "While this is a challenging time in the financial markets, we believe that our investment philosophy has limited our exposure to these high profile credit related investments. We will assess our investment portfolio as of September 30, 2008, and determine the appropriate amount of any impairment charges for these and other securities as of that date."

"Based on current information, we remain comfortable with our core earnings guidance of $3.90 to $4.10 per share."

Page Two

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets in excess of $26 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, indexed and variable annuities and a variety of supplemental insurance products. Great American Insurance Group's roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes and improved loss experience.

Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in financial, political and economic conditions including changes in interest rates and any extended economic recessions or expansions, performance of securities markets, our ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the residential mortgage market, especially in the subprime sector, the availability of capital, regulatory actions and changes in the legal environment affecting AFG or its customers, tax law changes, levels of natural catastrophes, terrorist activities, including any nuclear, biological, chemical or radiological events, incidents of war and other major losses, development of insurance loss reserves and other reserves, particularly with respect to amounts associated with asbestos and environmental claims, availability of reinsurance and ability of reinsurers to pay their obligations, trends in persistency, mortality and morbidity, competitive pressures, including the ability to obtain adequate rates, changes in AFG's credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries, and other factors identified in our filings with the Securities and Exchange Commission.

-o0o-

Contact:	Anne N. Watson	Web Sites:	www.afginc.com
	Vice President-Investor Relations		www.GreatAmericanInsurance.com
(513) 579-6652

Diane P. Weidner
Director - Investor Relations
(513) 369-5713